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                                       Exhibit 99.2

       AIRGAS COMPLETES ACQUISITION OF GAS DISTRIBUTION BUSINESS
                           FROM MALLINCKRODT


     RADNOR, Pennsylvania, January 21, 2000 - Airgas, Inc. (NYSE -
ARG) announced today that it closed the acquisition of Mallinckrodt Inc.'s (NYSE - MKG) Puritan-Bennett medical gas business. The agreement to acquire the business was previously announced by Airgas on January 10, 2000. So far during its current fiscal year, Airgas has completed five distributor acquisitions with total annual sales of approximately $97 million.

"The associates from Puritan-Bennett have a premier reputation in the healthcare industry," commented Peter McCausland, Airgas' chairman and chief executive officer. "This business, along with the people who have built it, will be a tremendous addition to our core medical gases business and a complement to the dynamic culture we've built here at Airgas."

The Puritan-Bennett medical gas business is a leading distributor of medical gases in North America with annual sales of approximately $70 million. Gas and cylinder rent represent approximately 90% of sales. Puritan-Bennett has positioned itself as a niche player in the gas industry by specializing in the growing healthcare segment. Its network of 36 locations and approximately 390 employees in the United States and Canada provides gas service primarily to hospitals, companies providing home healthcare services, elderly care facilities and other suppliers to the healthcare industry. The acquired business will more than double the size of Airgas' existing medical gases business, which currently generates annual sales of approximately $50 million.

Based in St. Louis, Missouri, Mallinckrodt Inc. is a global manufacturer and marketer of specialty medical products designed to sustain breathing, diagnose disease and relieve pain. The company does business in more than 100 countries; operates Respiratory, Imaging and Pharmaceuticals product groups, and had fiscal 1999 net sales of $2.6 billion. The Mallinckrodt website address is www. mallinckrodt.com.

Airgas is the largest distributor of industrial, medical and specialty gases and related equipment and the third largest distributor of safety supplies in the United States. Airgas' integrated distributor network consists of approximately 700 locations including branches, packaged gas fill plants, distribution centers and inbound and outbound telemarketing operations. Airgas can be visited on the Internet at www.airgas.com.


Contacts:  Mallinckrodt - Barbara Abbett (314) 654-5230 or
                          barbara.abbett@mkg.com
           Airgas - Chris Close (610) 902-6257 or
                    chris.close@airgas.com